Exhibit 4.4

TranSwitch Corporation

2005 Employee Stock Purchase Plan

Change/Withdrawal Authorization Form

Please Complete the Employee Information and the Appropriate Section Below.

EMPLOYEE INFORMATION (Please Print)

Name:
	First	Middle	Last
Address:
	Number		Street

	City	State	Zip
Soc. Sec. #:

CHANGE PAYROLL DEDUCTION PERCENTAGE

Please change my payroll deduction percentage to             %, effective as of the

             January 1, or              July 1 payment period.

Employee Signature	Date

WITHDRAWAL FROM 2005 EMPLOYEE STOCK PURCHASE PLAN

I wish to withdraw from the 2005 Employee Stock Purchase Plan. Please discontinue payroll deductions as of         /        /         or the nearest possible pay period. I understand that any funds accumulated during the current Payment Period will be returned to me, without interest.

Employee Signature	Date

THIS AUTHORIZATION REVOKES ALL PRIOR AUTHORIZATIONS

Return this form to Human Resources once completed.